Exhibit 99.1

  SERVICE CORPORATION INTERNATIONAL ANNOUNCES FURTHER EXTENSION OF TENDER OFFER
                FOR CERTAIN OF ITS 7.70% NOTES DUE APRIL 15, 2009

    HOUSTON, Nov. 2 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI) ("SCI"), which owns and operates funeral service locations and cemeteries, announced today that it has further extended its previously announced tender offer for any and all of its outstanding 7.70% Notes due April 15, 2009, CUSIP Nos. 817565AX2, 817565AV6 and 817565AW4 (the "Notes"). The
tender offer, previously set to expire at 8:00 a.m., New York City time, on November 2, 2006, will now expire at 8:00 a.m., New York City time, on November 10, 2006, unless otherwise extended or earlier terminated.

    The tender offer for the Notes originally was scheduled to expire at 11:59 p.m., New York City time, on October 5, 2006. Since the original expiration date, SCI has extended the tender offer for the Notes on four separate occasions in order to coordinate the closing of the tender offer with SCI's anticipated closing of the acquisition of Alderwoods Group, Inc. described in the Offer to Purchase and Consent Solicitation Statement dated September 7, 2006. The tender offer is being further extended to November 10, 2006, in order to coordinate the closing of the tender offer with SCI's anticipated closing of the acquisition of Alderwoods. Except for the above change, all terms and conditions of the tender offer are unchanged and remain in full force and effect.

    As previously announced on September 20, 2006, SCI has received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation. As a result, it is expected that SCI and the indenture trustee will execute a supplemental indenture in respect of such amendments, with such amendments to become operative upon the acceptance for payment of Notes pursuant to the tender offer.

    In addition, as previously announced, SCI has been advised by the depositary of the tender offer that, as of 8:00 a.m., New York City time, on November 2, 2006, approximately $139,047,000 in aggregate principal amount of Notes, or 96.25% of the outstanding principal amount of the Notes have been validly tendered. Withdrawal rights of tendering holders of the Notes that tendered prior to the expiration of the consent solicitation at 5:00 p.m., New York City time, on September 20, 2006, have expired.

    J.P. Morgan Securities Inc. is the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions concerning the terms of the tender offer and the consent solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (call collect). Copies of the Offer to Purchase and Consent Solicitation Statement dated September 7, 2006 may be obtained by calling the information agent, Global Bondholder Services Corporation, toll-free at (866) 470-3900 or at (212) 430-3774 (banks and brokerage firms).

    SCI currently has outstanding a separate series of 7.70% Notes due 2009, which have different CUSIP Numbers. SCI is not making a tender offer or consent solicitation for those notes.

    This communication is for informational purposes only. It is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 7, 2006. SCI reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time and from time to time subject to applicable law, as described therein. Any comments or statements made herein do not necessarily reflect those of J.P. Morgan Securities Inc., Global Bondholder Services Corporation, or their respective subsidiaries and affiliates.

    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offer.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (SEC) filings, including our 2005 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. SCI has an extensive network of businesses including 1,041 funeral service locations and 351 cemeteries in North America as of June 30, 2006. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

     For additional information contact:
     Investors:  Debbie Young - Director of Investor Relations  (713) 525-9088
     Media:  Greg Bolton - Director / Corporate Communications  (713) 525-5235

SOURCE  Service Corporation International
    -0-                             11/02/2006
    /CONTACT: investors, Debbie Young - Director of Investor Relations, +1-713-525-9088, or media, Greg Bolton - Director - Corporate Communications, +1-713-525-5235, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SCI)